News Release

Investor Relations Contacts:
Sravan Emany
Vice President, Treasurer & Investor Relations
(609) 936-2488
sravan.emany@integralife.com

Michael Beaulieu
Director, Investor Relations
(609) 750-2827
michael.beaulieu@integralife.com

Media Contact:
Laurene Isip
Senior Director, Global Corporate Communications
(609) 750-7984
laurene.isip@integralife.com

Integra LifeSciences Reports Second Quarter 2018 Financial Results
Revenue Increased 29.8% to $366.2 million; Organic Revenue Increased 3.4%
Reported EPS of $0.14; Adjusted EPS of $0.60
Raises Low-End of Full-Year Total Revenue and EPS Guidance
Successfully Exits First Wave of Codman Transition Services Agreements

Plainsboro, New Jersey, July 25, 2018 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the second quarter ending June 30, 2018.
Second Quarter 2018 Consolidated Results

•
Reported revenue was $366.2 million, an increase of 29.8% compared to the second quarter of 2017; the acquisition of Codman contributed $79.2 million of revenue to the second quarter, and organic revenues increased 3.4%. Relative to the foreign currency rates used in April 2018 guidance, the second quarter revenues would have been $368.4 million, if the foreign currency rates were stable throughout the quarter;

•	GAAP earnings per share was $0.14, flat compared to the second quarter of 2017;

•	Adjusted earnings per share was $0.60, reflecting an increase of 33.3% compared to the second quarter of 2017;

•
The company has successfully exited the first wave of Codman transition services agreements and assumed full operational control of all commercial services and functions covering approximately 60% of the revenue associated with the acquired business;

•	The company is raising the low end of its full-year 2018 total revenue and earnings per share guidance as follows:

◦	Total revenue of $1.475 billion to $1.490 billion (previously $1.470 billion to $1.490 billion);

▪	Guidance range reflects lower foreign currency benefit based on current rates (expected foreign currency benefit was reduced from $15 million to $8 million)

◦	GAAP EPS of $0.71 to $0.77 (previously $0.69 to $0.77);

◦	Adjusted EPS of $2.36 to $2.42 (previously $2.34 to $2.42); and

•	The company is reiterating full-year 2018 organic sales growth guidance of approximately 5%.

Total revenues for the second quarter of 2018 were $366.2 million, reflecting an increase of 29.8% over the second quarter of 2017. Sales in the Codman Specialty Surgical segment increased 49.8% compared to the second quarter of 2017, driven by the Codman acquisition and strong performance in the Dural Access and Repair and Advanced Energy businesses. Sales in the Orthopedics and Tissue Technologies segment increased 3.6%, reflecting broad-based strength in our regenerative technologies business, following the completion of the commercial expansion strategy.
Total organic revenues increased 3.4% over the second quarter of 2017, excluding acquisitions, divestitures and the effect of currency exchange rates.
"We look forward to an acceleration in organic growth in the second half of 2018, as we realize the benefits of a larger sales organization, improved sales productivity and an expanded product portfolio," said Peter Arduini, Integra's president and chief executive officer. "The successful integration of Codman and the completion of the hiring associated with our OTT channel expansion strategy increase our confidence for the second half of the year."
The company reported GAAP net income of $11.4 million, or $0.14 per diluted share, for the second quarter of 2018, compared to GAAP net income of $10.8 million, or $0.14 per diluted share, in the second quarter of 2017. The slight increase in GAAP net income is a result of higher revenues and better operating expense leverage.
The adjusted measures discussed below are computed with the adjustments to GAAP reporting that are set forth in the attached reconciliation.
Adjusted EBITDA for the second quarter of 2018 was $85.9 million, or 23.5% of revenue, compared to $62.7 million, or 22.2% of revenue, in the second quarter of 2017. The margin improvement was largely based on better operating expense leverage, mostly from selling, general and administrative costs.
Adjusted net income for the second quarter of 2018 was $50.5 million, an increase of 42.7% from the prior year's quarter. Adjusted earnings per share for the second quarter of 2018 was $0.60, an increase of 33.3% over the prior year's quarter.
2018 Full-Year Outlook

The company is raising the low end of its full-year 2018 total revenue guidance by $5 million to a new range of $1.475 billion to $1.490 billion. The company is also raising the low end of its full-year 2018 GAAP earnings per share guidance range to $0.71 to $0.77, and adjusted earnings per share guidance range to $2.36 to $2.42, an increase of two cents.
The company expects full-year 2018 organic revenue growth to be approximately 5.0%, consistent with prior guidance.
"We were pleased with the strong operational performance from both segments in the second quarter, which enabled us to achieve 40% growth in adjusted net income and 130 basis points of adjusted EBITDA margin expansion, compared to the prior year's quarter," said Glenn Coleman, Integra's chief financial officer. "Given the strong momentum we expect in the second half of 2018, we are raising the low-end of our revenue and EPS guidance ranges."

In the future, the company may record, or expects to record, certain additional revenues, gains, expenses, or charges as described in the Discussion of Adjusted Financial Measures below, which will be excluded from the calculation of adjusted EBITDA, adjusted earnings per share for historical periods and in adjusted earnings per share guidance.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 AM ET today, Wednesday, July 25, 2018, to discuss financial results for the second quarter and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question and answer session following the call.
Integra's management team will reference a presentation during the conference call. The presentation can be found on investor.integralife.com.
Access to the live call is available by dialing (334) 323-0522 and using the passcode 7616000. The call can also be accessed via a webcast link provided on investor.integralife.com. A replay of the call will be available through July 30, 2018 by dialing (719) 457-0820 and using the passcode 7616000. The webcast will also be archived on the website.

About Integra
Integra LifeSciences is a global leader in regenerative technologies, neurosurgical and extremity orthopedic solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, Cadence®, Certas™, Codman®, CUSA®, DuraGen®, DuraSeal®, ICP Express®, Integra®, MediHoney®, MicroFrance®, PriMatrix®, Salto Talaris®, SurgiMend®, TCC-EZ®, Titan™ and VersaTru™.  For the latest news and information about Integra and its brands, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation
Reform Act of 1995 that involve risks and uncertainties, and reflect the Company's judgment as of the date of this release. Forward-looking statements include, but are not limited to, statements concerning future financial performance, including projections for revenues, GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as global enterprise resource planning ("ERP") system implementation charges, acquisition-related charges, litigation charges, goodwill impairment charges, non-cash amortization of imputed interest for convertible debt, intangible asset amortization, and income tax expense (benefit) related to non-GAAP adjustments. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate the Codman Neurosurgery business and other acquired businesses; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the Company's ability to maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; the effect of legislation effecting healthcare reform in the United States and internationally; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2017 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, acquired revenues and product discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income taxes; and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) global enterprise resource planning ("ERP") implementation charges; (ii) structural optimization charges; (iii) acquisition- and integration-related charges; (iv) litigation charges; (v) intangible asset amortization expense; (vi) discontinued product lines charges; and (vii) income tax impact from adjustments, and other items. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities from less purchases of property and equipment. The adjusted free cash flow conversion measure is calculated by dividing free cash flow by adjusted net income.

Reconciliations of GAAP revenues to adjusted revenues and GAAP Adjusted Net Income to adjusted EBITDA, and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended June 30, 2018 and 2017, and the free cash flow and free cash flow conversion for the quarters ended June 30, 2018 and 2017, appear in the financial tables in this release.
The Company believes that the presentation of organic revenues and the various adjusted EBITDA, adjusted net income, adjusted earnings per diluted share, free cash flow and free cash flow conversion measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Total revenues, net	$366,190	$282,164	$723,272	$540,801

Costs and expenses:
Cost of goods sold	137,565	98,998	281,787	185,583
Research and development	19,108	15,747	37,433	31,241
Selling, general and administrative	176,597	145,015	340,163	287,512
Intangible asset amortization	5,286	5,419	10,676	9,520
Total costs and expenses	338,556	265,179	670,059	513,856

Operating income	27,634	16,985	53,213	26,945

Interest income	174	64	250	71
Interest expense	(17,504)	(6,181)	(36,272)	(11,312)
Other income (expense), net	2,427	(2,866)	4,672	(2,956)
Income before taxes	12,731	8,002	21,863	12,748
Income tax expense (benefit)	1,355	(2,833)	(505)	(4,482)
Net income	$11,376	$10,835	$22,368	$17,230

Net income per share:
Diluted net income per share	$0.14	$0.14	$0.27	$0.22

Weighted average common shares outstanding for diluted net income per share	83,513	78,963	81,702	78,703

Segment revenues and growth in total revenues excluding the effects of currency exchange rates, acquisitions, and discontinued products are as follows:
(In thousands)

	Three Months Ended June 30,
	2018	2017	Change
Codman Specialty Surgical	239,504	$159,857	49.8%
Orthopedics and Tissue Technologies	126,686	122,307	3.6%
Total revenues	$366,190	$282,164	29.8%

Impact of changes in currency exchange rates	(2,596)	-
Less contribution of revenues from acquisitions(1)	(79,157)	-
Less contribution of revenues from discontinued and divested products(2)	(2,388)	(9,305)
Total organic revenues	$282,049	$272,859	3.4%

(1) Acquisitions include Codman Neurosurgery
(2) Organic Revenues have been adjusted to reflect revenues under the TMA to Natus and restated for prior year 2017 to account for divestitures to Natus related to the Codman acquisition.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended June 30, 2018

Item	Total Amount	COGS(a)	SG&A(b)	Amort.(c)	OI&E(d)	Tax(e)
Structural optimization charges	6,947	2,022	4,134	—	791	—
Acquisition and integration related charges(1)	23,697	4,614	19,083	—	—	—
Litigation Charges	1,502	—	1,502	—	—	—
Intangible asset amortization expense	16,729	11,443	—	5,286	—	—
Estimated income tax impact from above adjustments and other items	(9,740)	—	—	—	—	(9,740)
Total adjustments	$39,135	$18,079	$24,719	$5,286	$791	$(9,740)

Depreciation expense	10,177	—	—	—	—	—

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	Amort. - Intangible asset amortization

d)	OI&E - Interest (income) expense, net and other (income) expense, net

e)	Tax - Income tax expense

(1) Acquisition related charges are primarily associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting, systems, and other expenses.

Three Months Ended June 30, 2017
(In thousands)

Item	Total Amount	COGS (a)	SG&A (b)	Amort. (c)	OI&E (d)	Tax (e)
Global ERP implementation charges	$834	$—	$834	$—	$—	$—
Structural optimization charges	1,806	974	832	—	—	—
Acquisition and integration related charges(1)	23,698	1,887	19,548	—	2,263	—
Intangible asset amortization expense	12,497	7,078	—	5,419	—	—
Estimated income tax impact from above adjustments and other items	(14,276)	—	—	—	—	(14,276)
Total adjustments	$24,559	$9,939	$21,214	$5,419	$2,263	$(14,276)

Depreciation expense	9,097	—	—	—	—	—

a)	COGS - Cost of goods sold

b)	SG&A - Selling, general and administrative

c)	Amort. - Intangible asset amortization

d)	OI&E - Interest (income) expense, net and other (income) expense, net

e)	Tax - Income tax expense

(1) Acquisition related charges are primarily associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting, systems, and other expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2018	2017

GAAP net income	$11,376	$10,835
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	26,906	21,594
Other (income) expense, net	(2,427)	603
Interest expense, net	16,539	6,117
Income tax expense (benefit)	1,355	(2,833)
Global ERP implementation charges	—	834
Structural optimization charges	6,947	1,806
Litigation Charges	1,502	—
Acquisition and integration related charges(1)	23,697	23,698

Total of non-GAAP adjustments	74,519	51,819
Adjusted EBITDA	$85,895	$62,654

(1) Acquisition related charges are primarily associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting, systems, and other expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2018	2017

GAAP net income	$11,376	$10,835
Non-GAAP adjustments:
Global ERP implementation charges	—	834
Structural optimization charges	6,947	1,806
Acquisition and integration related charges(1)	23,697	23,698
Litigation Charges	1,502	—
Intangible asset amortization expense	16,729	12,497
Estimated income tax impact from adjustments and other items	(9,740)	(14,276)

Total of non-GAAP adjustments	39,135	24,559
Adjusted net income	$50,511	$35,394

Adjusted diluted net income per share	$0.60	$0.45
Weighted average common shares outstanding for diluted net income per share	83,513	78,963

(1) Acquisition related charges are primarily associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting, systems, and other expenses.

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	June 30, 2018	December 31, 2017

Cash and cash equivalents	$183,771	$174,935
Accounts receivable, net	258,380	251,799
Inventories, net	290,517	296,332

Total debt	1,476,488	1,841,142

Stockholders' equity	$1,341,905	$962,306

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2018	2017

Net cash provided by operating activities	$77,743	$57,753
Net cash used in investing activities	(8,032)	(230,660)
Net cash (used in) provided by financing activities	(56,978)	218,363
Effect of exchange rate changes on cash and cash equivalents	(3,897)	7,089

Net increase in cash and cash equivalents	$8,836	$52,545

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended June 30,
	2018	2017
Net cash provided by operating activities	$36,212	$28,871

Purchases of property and equipment	(19,999)	(12,819)
Free cash flow	16,213	16,052

Adjusted net income(1)	$50,511	$35,394
Adjusted free cash flow conversion	32.1%	45.4%

	Twelve Months Ended June 30,
	2018	2017
Net cash provided by operating activities(2)	$134,538	$153,832

Purchases of property and equipment	(56,880)	(50,174)
Adjusted free cash flow	77,658	103,658

Adjusted net income(1)	$183,758	$143,122
Adjusted free cash flow conversion	42.3%	72.4%

(1) Adjusted net income for quarters ended June 30, 2017 and 2018 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

(2) Net cash provided by operating activities for the twelve-month period ending June 30, 2017 of $153.8M includes an adjustment of $42.8M for accreted interest associated with the 2016 Convertible Notes.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GUIDANCE

	Recorded Year to Date	Projected Year Ended
(In millions, except per share amounts)	June 30, 2018	December 31, 2018
		Low	High
GAAP net income	$22.4	$61.0	$67.0
Non-GAAP adjustments:
Structural optimization charges	8.6	24.5	24.5
Litigation charges	1.5	1.5	1.5
Acquisition and integration charges	52.6	84.0	84.0
Intangible asset amortization expense	33.7	67.0	67.0
Estimated income tax impact from adjustments and other items	(22.0)	(40.0)	(40.0)

Total of non-GAAP adjustments	74.4	137.0	137.0
Adjusted net income	$96.8	$198.0	$204.0

GAAP diluted net income per share	$0.27	$0.71	$0.77
Non-GAAP adjustments detailed above (per share)	$0.91	$1.65	$1.65
Adjusted diluted net income per share	$1.18	$2.36	$2.42

Weighted average common shares outstanding for diluted net income per share	81.7	84	84

GUIDANCE - SPECIAL CHARGES

Item	YTD Amount	FY Guidance	COGS	SG&A	R&D	Amort.	Interest (Inc)Exp	Tax
Structural optimization charges	8.6	24.5	6.0	17.5	—	—	1.0	—
Litigation charges	1.5	1.5	—	1.5	—	—	—	—
Acquisition-related charges	52.6	84.0	22.0	62.0		—	—	—
Intangible asset amortization expense	33.7	67.0	46.0	—	—	21.0	—	—
Estimated income tax impact from adjustments and other items	(22.0)	(40.0)	—	—	—	—	—	(40.0)
Total	74.4	137.0	74.0	81.0	—	21.0	1.0	(40.0)